                                                                 Exhibit 12.1

                                     UNITED WASTE SYSTEMS, INC.
                        RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
                    OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                            (UNAUDITED)

                                                                                                 Nine Months Ended
                                               Years ended December 31,                              Sept. 30,
                             1991          1992          1993            1994             1995         1996
Pretax income
  from continuing
  operations            $ (884,557)  $   3,268,555      $ 16,485,591   $  28,953,722    $43,609,343   $41,290,421
Fixed charges            3,008,606       3,309,877         5,179,058       7,335,587     11,713,791    12,779,198
Less:
  Capitalized
  interest                (514,506)       (156,897)         (301,000)       (722,000)    (1,349,000)   (1,200,000)
Amortization of
  previously
  capitalized
  interest                  85,533         145,916           125,849         173,983        263,916       343,916
  Total earnings       $ 1,695,076    $  6,567,451      $ 21,489,498    $ 35,741,292    $54,238,050   $53,213,535
Interest
  expense              $ 2,417,000    $  3,028,133      $  4,705,363    $  6,424,630    $10,061,290   $11,054,451
Interest
  capitalized              514,506         156,897           301,000         722,000      1,349,000     1,200,000
Amortization
  of debt
  issue costs               34,393          52,523           123,470         146,134        260,000       499,830
Interest portion
  of rental
  expense                   42,707          72,324            49,225          42,823         43,501        24,917
  Total fixed
    charges             $3,008,606   $   3,309,877       $ 5,179,058     $ 7,335,587    $11,713,791   $12,779,198
Ratio of
  earnings to
  fixed charges                 .6             2.0               4.1              4.9            4.6           4.2

                                                                                        Exhibit 12.1

                                        UNITED WASTE SYSTEMS, INC.
                            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
                     OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (con't)
                                                (UNAUDITED)


                                                                                            Nine Months Ended
                                               Years ended December 31,                          Sept. 30,
                             1991           1992          1993        1994          1995           1996
Total fixed
 charges                 $3,008,606     $ 3,309,877   $ 5,179,058  $ 7,335,587    $ 11,713,791   $ 12,779,198
Preferred dividends          15,506       1,849,873     1,948,315    1,275,180         372,501              0
Total fixed charges
 and preferred
 dividends                3,024,112       5,159,750     7,127,373    8,610,767      12,086,292     12,779,198
Ratio of earnings
 to fixed charges and
 preferred dividends             .6             1.3           3.0          4.2             4.5            4.2
